Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS RECORD FIRST QUARTER EARNINGS OF
$1.28 PER DILUTED SHARE, UP 28% FROM FIRST QUARTER 2011

Auburn Hills, Michigan, April 26, 2012 – BorgWarner Inc. (NYSE: BWA) today reported first quarter 2012 earnings of $1.28 per diluted share, a new first quarter record for the company. Net sales were up 11% from first quarter 2011, while global vehicle production was up approximately 4%.

First Quarter Highlights:

•	Net sales of $1,913 million, up 11% from first quarter 2011.

•	Record earnings of $1.28 per diluted share, up 28% from first quarter 2011.

•	Operating income of $226 million, or 11.8% of net sales.

•	Reiterates guidance for 2012 of 10% to 12% annual sales growth and earnings of $5.35 to $5.65 per diluted share.

First Quarter Performance: “The first quarter was a strong start to the year,” said Timothy Manganello, Chairman and CEO of BorgWarner. “The focus on fuel economy and improved emissions around the globe continued to drive demand for BorgWarner technology, and above-market growth for our company. Excluding the impact of currency and 2011 acquisitions and divestitures, our net sales were up approximately 13% in the first quarter compared with first quarter 2011, while global vehicle production grew only 4%. While growing our net sales in the quarter, we also successfully managed costs, which resulted in a strong quarterly operating income margin of 11.8%.”

2012 Outlook: After considering its financial performance in the first quarter, the company reiterated its guidance for 2012 of 10% to 12% annual sales growth and earnings of $5.35 to $5.65 per diluted share. “The outlook for our business for the remainder of 2012 is generally stable although we are watching Europe closely," Manganello said.

Financial Results: Net sales were $1,913 million in first quarter 2012, up 11% from $1,730 million in first quarter 2011. Net earnings in the quarter were $158 million, or $1.28 per diluted share, compared with $125 million, or $1.00 per diluted share, in first quarter 2011. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $45 million, and decreased net earnings approximately $0.03 per diluted share, in first quarter 2012 compared with first quarter 2011.

Net cash provided by operating activities was $31 million in first quarter 2012 compared with net cash used in operating activities of $(41) million in first quarter 2011. Capital expenditures, including tooling outlays, totaled $95 million in first quarter 2012, compared with $70 million in first quarter 2011. Balance sheet debt increased by $81 million and cash on hand increased by $37 million compared with the end of 2011. The $44 million increase in balance sheet debt (net of cash) was primarily due to seasonal working capital funding requirements. The ratio of balance sheet debt (net of cash) to capital was 27.1% at the end of first quarter 2012 compared with 28.3% at the end of 2011.

Engine Group Results: Engine segment net sales were $1,308 million in first quarter 2012, up 5% from $1,249 million in the prior year’s quarter as a result of increased sales of engine timing systems, including variable cam timing products, greater sales of emissions products and the growth in turbocharger technology adoption around the world. Excluding the impact of currency and 2011 divestitures, net sales were up approximately 8%. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $210 million in first quarter 2012, up 13% from $186 million in first quarter 2011.

Drivetrain Group Results: Drivetrain segment net sales were $611 million in first quarter 2012, up 26% from $486 million in the prior year’s quarter as a result of strong all-wheel drive system sales in North America and Europe, growth in traditional transmission component sales in North America and Korea and higher dual clutch transmission module sales in Europe. Excluding the impact of currency and the acquisition of the Traction Systems division of Haldex, net sales were up approximately 24%. Adjusted EBIT was $61 million in first quarter 2012, up 91% from $32 million in first quarter 2011.

Recent Highlights:

•
BorgWarner successfully settled all conversions of its 3.50% Convertible Senior Notes due 2012 (the “Notes”). The company delivered approximately 11.4 million shares of its common stock, previously held in Treasury, to converting Noteholders. As a result of this settlement activity, the company's balance sheet debt was reduced by approximately $374 million, and its stockholders' equity increased by approximately $374 million, the impact of which will be seen in the company's second quarter financial statements.

•
On March 27, 2012, BorgWarner announced the appointment of Ronald Hundzinski, 53, to Chief Financial Officer and James Verrier, 49, to the newly-created position of President and Chief Operating Officer. The company also announced that Robin Adams, 59, was promoted to Vice Chairman of the Board of Directors and will remain Executive Vice President and Chief Administrative Officer reporting to Tim Manganello, Chairman of the Board of Directors and Chief Executive Officer. Mr. Hundzinski reports to Mr. Adams and Mr. Verrier reports to Mr. Manganello.

•
BorgWarner received a 2012 Automotive News PACE Award for its turbocharger with low-pressure exhaust gas recirculation technology. With a variety of awarded and pending patents, the technology has launched with a major global OEM. It was one of three BorgWarner innovations named as finalists for this year's PACE Awards.

•
BorgWarner will supply Torque-on-Demand® two-speed transfer cases for the 2012 Ford F-150 Lariat, King Ranch and Platinum models. The first two-speed active all-wheel drive system for F-150 trucks will feature 4-high, 4-low, full-time and automatic all-wheel drive modes.

•
Hyundai Motor Company's 5.9-liter six-cylinder diesel engine is the first commercial vehicle engine in Asia equipped with BorgWarner's regulated two-stage (R2S) turbocharging technology. BorgWarner's award-winning R2S system provides outstanding performance, significantly boosts fuel economy and helps the engine comply with Euro 5 emissions standards.

•
BorgWarner supplies Torque-On-Demand® (TOD®) single speed transfer cases for Ford Australia’s Territory. The active all-wheel drive system harnesses BorgWarner’s expertise in electronics, controls and vehicle-level integration to deliver a stable, comfortable ride with improved traction.

•
BorgWarner United Transmission Systems, a majority-held joint venture between BorgWarner and twelve leading Chinese automakers in Dalian, China, will supply wet dual-clutch technology for three FAW transmission programs in China. At full launch of all three transmission programs, total volumes are expected to reach over 500,000 units per year.

At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2012	2011
Net sales	$1,912.5	$1,730.4
Cost of sales	1,516.7	1,387.6
Gross profit	395.8	342.8

Selling, general and administrative expenses	169.0	165.1
Other (income) expense	1.1	(1.6)
Operating income	225.7	179.3

Equity in affiliates’ earnings, net of tax	(9.2)	(8.4)
Interest income	(1.4)	(1.0)
Interest expense and finance charges	15.1	18.4
Earnings before income taxes and noncontrolling interest	221.2	170.3

Provision for income taxes	57.5	40.9
Net earnings	163.7	129.4

Net earnings attributable to the noncontrolling interest, net of tax	5.7	4.9
Net earnings attributable to BorgWarner Inc.	$158.0	$124.5

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$158.0	$124.5
Adjustment for net interest expense on convertible notes	5.0	5.2
Diluted net earnings attributable to BorgWarner Inc.	$163.0	$129.7

Earnings per share — diluted	$1.28	$1.00

Weighted average shares outstanding — diluted	127.7	130.2

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2012	2011
Capital expenditures, including tooling outlays	$95.0	$70.2

Depreciation and amortization:
Fixed assets and tooling	$63.8	$60.9
Intangible assets and other	7.4	6.9
	$71.2	$67.8

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2012	2011
Engine	$1,308.2	$1,249.4
Drivetrain	611.4	486.4
Inter-segment eliminations	(7.1)	(5.4)
Net sales	$1,912.5	$1,730.4

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2012	2011
Engine	$209.8	$186.1
Drivetrain	61.2	32.0
Adjusted EBIT	271.0	218.1
Corporate, including equity in affiliates' earnings and stock-based compensation	36.1	30.4
Interest income	(1.4)	(1.0)
Interest expense and finance charges	15.1	18.4
Earnings before income taxes and noncontrolling interest	221.2	170.3
Provision for income taxes	57.5	40.9
Net earnings	163.7	129.4
Net earnings attributable to the noncontrolling interest, net of tax	5.7	4.9
Net earnings attributable to BorgWarner Inc.	$158.0	$124.5

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2012	December 31, 2011
Assets

Cash	$396.9	$359.6
Receivables, net	1,369.4	1,183.0
Inventories, net	480.8	454.3
Other current assets	162.9	140.9
Total current assets	2,410.0	2,137.8

Property, plant and equipment, net	1,696.4	1,664.3
Other non-current assets	2,174.9	2,156.5
Total assets	$6,281.3	$5,958.6

Liabilities and Equity

Notes payable and other short-term debt	$184.2	$196.3
Current portion of long-term debt	377.1	381.5
Accounts payable and accrued expenses	1,291.3	1,297.8
Income taxes payable	28.6	29.8
Total current liabilities	1,881.2	1,905.4

Long-term debt	848.7	751.3
Other non-current liabilities	830.6	848.9

Total BorgWarner Inc. stockholders’ equity	2,658.0	2,387.9
Noncontrolling interest	62.8	65.1
Total equity	2,720.8	2,453.0

Total liabilities and equity	$6,281.3	$5,958.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2012	2011
Operating
Net earnings	$163.7	$129.4
Non-cash charges (credits) to operations:
Depreciation and amortization	71.2	67.8
Bond amortization	4.4	4.8
Deferred income tax benefit	(22.1)	(18.2)
Other non-cash items	13.6	(7.5)
Net earnings adjusted for non-cash charges to operations	230.8	176.3
Changes in assets and liabilities	(200.0)	(217.7)
Net cash provided by (used in) operating activities	30.8	(41.4)

Investing
Capital expenditures, including tooling outlays	(95.0)	(70.2)
Net proceeds from asset disposals	1.0	6.1
Payments for business acquired, net of cash acquired	—	(203.7)
Net proceeds from sale of business	1.6	—
Net cash used in investing activities	(92.4)	(267.8)

Financing
Net (decrease) increase in notes payable	(11.7)	42.3
Additions to long-term debt, net of debt issuance costs	191.4	206.7
Repayments of long-term debt, including current portion	(99.9)	(3.9)
Payments for purchase of treasury stock	—	(181.9)
Proceeds from stock options exercised, including the tax benefit	47.0	27.9
Taxes paid on employees' restricted stock award vestings	(17.5)	(12.5)
Dividends paid to noncontrolling stockholders	(12.0)	—
Net cash provided by financing activities	97.3	78.6

Effect of exchange rate changes on cash	1.6	3.6

Net increase (decrease) in cash	37.3	(227.0)

Cash at beginning of year	359.6	449.9
Cash at end of period	$396.9	$222.9